As filed with the Securities and Exchange Commission on April 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EUPRAXIA PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 - 2067 Cadboro Bay Road

Victoria, British Columbia, Canada V8R 5G4

Telephone: (250) 590-3968

(Address of principal executive offices, including zip code)

Amended and Restated Stock Option Plan

(Full title of the plan)

Corporation Service Company

19 West 44th Street, Suite 200

New York, NY 10036

(800) 927-9800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bryan D. King Steven V. Bernard Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104 (206) 883-2500	James A. Helliwell Chief Executive Officer Eupraxia Pharmaceuticals Inc. 201 - 2067 Cadboro Bay Road Victoria, British Columbia, Canada V8R 5G4 (250) 590-3968

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Eupraxia Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2023, filed with the Commission on April 1, 2024 pursuant to Section 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Report on Form 6-K containing the Registrant’s Material Change Report dated March 18, 2024, furnished with the Commission on March 18, 2024 (SEC Accession No. 0001193125-24-070189);

(3) All other reports filed by the Registrant under Section 13(a) or 15(d) of the Exchange Act or other reports on Form 6-K that are furnished to the Commission and that are identified in such form as being incorporated by reference, since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

(4) The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41923), filed with the Commission on January 18, 2024 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished (except for documents or information deemed to have been specifically incorporated by reference as discussed in (3) above) and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Shares offered hereby will be passed upon for the Registrant by Blake, Cassels & Graydon LLP. As of the date of this registration statement, the partners and associates of Blake, Cassels & Graydon LLP beneficially own, directly or indirectly, less than 1% of the Registrant’s outstanding Common Shares.

Item 6. Indemnification of Directors and Officers.

The Registrant (“we” or “us”) is subject to the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).

Under Section 160 of the BCBCA, an individual who:

•	is or was a director or officer of the Registrant;

•	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the Registrant, or at the request of the Registrant; or

•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the BCBCA also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA and subject to Section 163 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, do one or more of the following things:

•	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by the Registrant;

•	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

The foregoing description is qualified in its entirety by reference to the BCBCA.

Under the articles of the Registrant, subject to the provisions of the BCBCA, the Registrant must indemnify a current or former director, alternate director or officer of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, alternate director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles.

Under the articles of the Registrant, subject to provisions of the BCBCA, the Registrant may agree to indemnify and may indemnify any person. The Registrant has entered into indemnity agreements with all of the Registrant’s directors and officers.

Pursuant to the articles of the Registrant, the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

Under the articles of the Registrant, the Registrant has purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

4.1	Specimen Common Shares Certificate					X

5.1	Opinion of Blake, Cassels & Graydon LLP					X

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

23.1	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1 hereto)					X

23.2	Consent of KPMG LLP					X

24.1	Power of Attorney (included on the signature page hereto)					X

99.1	Amended and Restated Stock Option Plan and Forms of Agreement					X

107	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Columbia, Canada, on April 5, 2024.

EUPRAXIA PHARMACEUTICALS INC.

By:	/s/ James A. Helliwell
James A. Helliwell
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James A. Helliwell and Bruce Cousins, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Helliwell James A. Helliwell	Chief Executive Officer and Director (Principal Executive Officer)	April 5, 2024

/s/ Bruce Cousins Bruce Cousins	President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 5, 2024

/s/ Simon Pimstone Simon Pimstone	Chairman of the Board of Directors	April 5, 2024

/s/ Paul Geyer Paul Geyer	Director	April 5, 2024

/s/ John Montalbano John Montalbano	Director	April 5, 2024

/s/ Michael Wilmink Michael Wilmink	Director	April 5, 2024

/s/ Richard Glickman Richard Glickman	Director	April 5, 2024

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, on April 5, 2024.

EUPRAXIA PHARMA USA INC.

By:	/s/ James A. Helliwell
Name:	James A. Helliwell
Title:	President